Exhibit 10.1

June 17, 2012

Mr. Pragnesh Shah

7279 Evans Mill Rd

McLean, VA 22101

Re:  International Assignment

Dear Pragnesh,

On behalf of Rosetta Stone Ltd (“Company’’), I am pleased to inform you of your temporary international assignment to Tokyo, Japan (i.e., your host country location) and Rosetta Stone Japan Inc. (“host entity”).  You will continue to serve in the position of President, Global Consumer of the Company reporting to the Chief Executive Officer.

This international assignment will begin on or about August 1, 2012, for approximately 24 months, with an anticipated end date of July 31, 2014. However, the actual duration of your international assignment is dependent upon many factors, including but not limited to, the business needs of the Company, the time necessary for you to complete the required duties as determined by the Company, and your performance. The assignment may be extended by written agreement between you and the Company. The Company reserves the right to modify or end the assignment at any time as outlined in the provisions of this letter.

You will remain an employee of the Company and the information in this international assignment letter (“Letter”) will confirm the terms and conditions applying to your temporary assignment.   The Executive Employment Agreement between you and the Company with an effective date of November 14, 2011 remains in full force and effect (“Employment Agreement”); provided, however, the Employment Agreement shall be interpreted to the greatest extent possible to give full force and effect to this Letter (e.g., your assignment shall not provide you a “Good Reason” for resignation of your employment with the Company).

Your Foreign Service Origination Point (FSOP) for this assignment is Arlington, VA (i.e., your home country location).  This location will determine your assignment benefits such as home leave, point of repatriation, etc.

You will continue to be paid via home country payroll through the normal process.

This assignment is subject to your obtaining medical clearances, if applicable, securing a passport, foreign government clearance, and accepting the terms and conditions outlined in this Letter.

1. COMPENSATION/BENEFITS

1.1 Base Compensation

Base Salary will continue to be determined per the Employment Agreement. You will continue to be eligible to participate in salary reviews based on your performance, in accordance with established Company policies.

1.2 Incentive Plan

You will be eligible to participate, if applicable, in the Company’s bonus plan as set forth in the Employment Agreement.

1.3 Benefit Programs

To the maximum extent practicable, and subject to the terms and conditions of the applicable plans and applicable law, you will continue to be covered by United States benefit and retirement programs, including social security. In cases where this is not possible, every reasonable effort will be made to provide suitable alternative coverage (i.e., alternative medical coverage for employees from countries where their medical coverage cannot be extended to another jurisdiction).  During this international assignment, you and your eligible dependents will be covered through Aetna International program (or equivalent) for health, dental, vision and you will be provided disability and life insurance. This will be paid by the Company, less the normal premium rate that you are contributing for home country coverage for yourself and your eligible dependents.  Additional details can be found in the Aetna International policy, see attachments.   Upon return to the United States you will have thirty (30) days to switch your coverage to the Company’s United States based plan of your choice, subject to the terms and conditions of the plan then in effect .

1.4 Time-off/Work schedule

While on international assignment, you will be eligible for time-off policies such as vacation and sick leave based on your home country schedule and the Employment Agreement.

You will follow the hours, workdays and public holidays observed in your host country location even if they may be different from those observed in your home country.

2. ASSIGNMENT PROVISIONS

2.1 Immigration

Your international assignment will be subject to your obtaining and maintaining any necessary business and work visas (including successful completion of any medical examination that may be required to obtain a work permit or visa) in the countries to which you will be traveling during the assignment.  The assignment will immediately terminate and you will be repatriated if any necessary immigration visa(s), work permit(s) and related documentation are withheld, withdrawn or expire without renewal for any reason.  You are not permitted to move to the host country and begin your international assignment until you have obtained all necessary immigration documentation.

The Company will assist you with obtaining the necessary documentation for the assignment to occur (i.e., passports, visa, work permits, etc.).  The Company will pay for these and other costs incurred in obtaining permits for you to work in your host country location and for your accompanying family dependents (i.e., your wife and child) to accompany you. You should ensure timely provision of all required information for you and your accompanying family members to enable the application process to happen in the most timely and efficient manner as possible.  You shall not use any immigration visa(s), work permit(s), or related documentation and permissions that you obtain pursuant to your assignment other than in connection with your employment with the Company and you must relinquish all such documents to the Company upon the conclusion and/or termination of your assignment for any reason.

2.2 Cost of Living Allowance (COLA)

While on international assignment, you may incur living costs different from those in your home country. As living costs may be higher in your host location, a monthly COLA of US$7,685.00 will be provided to offset these cost differences, including local transportation, in your host location. The COLA will begin on the first day of your assignment in the host location, and will cease on the date which is the earlier of (i) the date your assignment ends or (ii) the effective date of your termination from the Company. The COLA will be reviewed twice a year, and may be modified at these times by the Company during your assignment based on external market data with a cap of US$10,000.00 per month.

2.3 Housing in Home Country Location

If you own your home country residence, and you choose to sell your home country residence, it will be your sole responsibility as the Company will not reimburse any taxes or expenses (including monetary gains or losses) incurred as a result of such a sale.

Should you choose to rent your property, you will be responsible for all administrative fees and/or services. The Company assumes no financial responsibility for any damages or repairs arising out of the rental of the property.

2.4 Housing in Assignment Location

The Company will arrange to pay for the cost of actual and (if applicable) reasonably furnished leased housing including standard utilities (not to include personal telephone expenses) up to an amount of JP¥1,400,000.00 per month for rent and related services, and, JP¥75,000.00 per month for furniture rental (in lieu of full house-hold goods shipment, see below). The purpose is to provide reasonable housing at the host location, recognizing that replication of a home country standard may not be practical. All incremental costs related to housing, beyond those required per the housing lease agreement signed by the Company and/or local laws and regulations, will be covered by you. If a deposit is required, the Company will directly pay any deposit monies necessary.  As such, you agree to ensure that such deposit monies are returnable, and you understand that the Company will require you to reimburse it for any deductions from the deposit made by the landlord at the termination of the lease agreement due to your acts, omissions or negligence.

If you continue to bear home country housing costs while you are on your assignment, the Company will pay for your housing as set forth in the paragraph above in your assignment location. If you do not continue to bear home country housing costs while on assignment, a home country housing norm representing your contribution toward housing costs (including utilities and maintenance expenses), will be deducted from your base salary and you hereby authorize the Company to make such a deduction from your base salary in order to administer the contribution to your assignment housing costs.  A housing norm is not applicable at this time.

You will be solely responsible for the cost of any property that you choose to purchase in the host country. No assistance will be provided from the Company relating to either purchase or sale of host country property.

2.5 Destination Services, incl. Cross-Cultural Training

To assist in settling into the new environment, you are entitled to services provided by a Company-designated relocation/destination services provider for 4 days of orientation in the host country.  The orientation may include home- and school- finding assistance and lease negotiation; utility installation assistance; cultural and logistical orientation; shopping recommendations; assistance with opening bank accounts, local government paperwork; etc.

To assist you and your family with the adjustment to your host country location, the Company will provide 1 day of cross-cultural training through the Company’s designated service provider.

2.6 Home leave

Your accompanying family dependents (i.e., your wife and child) will be eligible for 4 Home Leave trips while on assignment (one in 2012, two in 2013, and one in 2014). The home leave benefit should be made through the Company’s preferred travel consultant, and will be economy class airfare. If you choose to travel to a home country location other than your Foreign Service Origination Point (FSOP), the cost of the travel should be equal to or less than the cost of travel to your FSOP. Alternatively, you may receive a one-time lump sum payment, in lieu of the home leave benefit outlined above, of US$16,000.00 net.

2.7 Emergency Personal Leave and Evacuation

While on assignment, should a family emergency arise in your home country, the Company will reimburse round-trip air fare for you and your accompanying family dependents (i.e., your wife and child) upon receipt of appropriate documentation and grant you time off for a period of up to seven (7) days (not charged to vacation).

Emergency evacuation for medical, political, or natural disasters will be offered by the company for you and your eligible dependents accompanying you on this international assignment.

2.8 Dependent Child’s Education

The Company will reimburse annual school tuition and required fees upon receipt of appropriate documentation for your dependent child in the host country up to JP¥ 2,242,000, plus a one-time entrance fee of JP¥ 820,000 subject to any standard annual tuition increases subject to the following guidelines:

•                  Your child must accompany you while on assignment;

•                  Your child must be enrolled in a school offering secondary grade education, and the school must allow for normal grade promotion upon return to the home country;

•                  Reimbursable education costs include tuition fees, books, uniforms, and school-provided transportation; and

•                  There is no reimbursement beyond 12th grade.

2.9 Car allowance

The Company will provide a car allowance of US$1,000.00 per month.

3. RELOCATION TO THE ASSIGNMENT LOCATION

3.1 Miscellaneous Allowance

A one-time payment will be provided in the amount of US$15,000.00 net, to cover miscellaneous expenses associated with the move as you are preparing to depart and when initially arriving in the host country.

3.2 Shipment of Household Goods

The Company will pay for reasonable, actual expenses incurred for limited air and limited surface shipments of your household goods from home location to host location up to an amount of US$13,000.00.

3.3 Insurance

Insurance on personal items and household goods in the home country and host country locations will be your sole responsibility.

3.4 Transportation to the Assignment Location

The Company will pay for one-way air transportation costs from your home country location to your host country location via the most direct route for you and any accompanying family dependents (i.e., your wife and child).  The travel should be made through the Company’s preferred travel consultant, and class of airfare will be based on the Company’s applicable Travel Policy for you and economy class airfare for your accompanying family dependents.

4. TAX PROGRAM

The Company’s’ expatriate tax equalization program limits your personal income tax liability and your Social Security tax liability during your assignment to the amount of home country taxes on your company sourced income (e.g., base salary, discretionary bonus, and equity awards)  you would pay if you had stayed in your home country. However, your actual tax liability will change significantly as a result of your international assignment and the Company will be responsible for any additional taxes on company sourced income. The process of maintaining your tax liability at your approximate home-country level is called “tax equalization.”   Due to potential foreign tax consequences we request that you provide the Company with ten days prior written notice before exercising Company stock options or selling Company stock.

As a participant in this program, you retain ultimate responsibility for filing both your home country and foreign personal income taxes. However, in recognition of the potential for dual taxation, and the complexities of filing tax returns in both your home country and assignment locations, the Company will provide at its expense tax assistance through a Company-designated tax services provider.   Tax services to be provided will include annual tax consultation relating to company sourced income in each the home and assignment locations, assignment related tax return preparation expenses, and reconciliation of the incremental increase in your home country tax liability levied as a direct result of your international assignment.   Such tax services will be provided by Company at its expense until all assignment related tax obligations are fulfilled, even if you are no longer employed by the Company.

In the tax equalization process, a “hypothetical tax” is deducted from your pay each pay period based on your estimated stay-at-home tax liability. You are required to contact the Company-designated tax services provider to arrange for a tax consultation to determine an equitable hypothetical tax withholding before departing your home country. Your hypothetical tax deduction will be automatically reviewed annually and adjusted if necessary. It is your responsibility to notify the company tax consultant of any financial or family size changes that could impact your taxes.

The tax equalization program and processes will be explained to you by the Company-designated tax services provider. In order to remain eligible for this program, you will be responsible to fulfill the tax filing obligations determined by, and at the direction of, this tax services provider. In addition, you must timely provide relevant tax documents in order to prepare complete and accurate tax returns.  Your tax filing obligations relating to this assignment may continue for a period of time following your repatriation and it is expected that you will continue to participate in the tax equalization program until all assignment related obligations are fulfilled.

5. REPATRIATION

5.1 Initiation and Completion

Repatriation benefits must be initiated within thirty (30) days after the completion of this international assignment, as determined by the Company, and completed within sixty (60) days. Please contact Human Resources to initiate the process.

5.2 Qualifying for Repatriation Benefits

Repatriation benefits will be provided upon successful completion of your entire assignment as determined by the Company, or if the Company, at its discretion, terminates the assignment, as described in Section 6.1, or if you terminate the assignment for Good Reason per the Employment Agreement and as described in Section 6.2. However, if your employment with the Company should be terminated because of your misconduct, breach of the terms and conditions of the Employment Agreement, violation of the Company policy and procedure, or failure to abide by local laws, the Company will consider but is not obligated to provide return trip transportation to your FSOP, or reimburse any other expenses incurred, unless required by law.

Repatriation benefits will not be provided by the Company if they are being provided by another corporation or source or if you voluntarily resign prior to the end of the assignment period.

5.3 Repatriation Benefits

Repatriation benefits will be based on the policies in place at the time of repatriation, and will include the following as described in further detail in Sections 3.1, 3.2 and 3.4 above in this Letter:

•                                          Miscellaneous Allowance (except at US$6,000.00 net upon repatriation)

•                                          Shipment of Household Goods back to FSOP

•                                          One-way Air Transportation Costs of you and your dependents back to FSOP

6. EARLY TERMINATION OF ASSIGNMENT

6.1 At Company Discretion

The Company, at its discretion, may terminate your international assignment at any time upon providing you sixty (60) days prior written notice. The Company and you will exert reasonable endeavors to align your international assignment end date with the last day of the nearest school semester end to allow for home country school re-enrollment while balancing the business needs of the Company.

6.2 At Employee’s Discretion

If you terminate this international assignment before the end of the assignment period for any reason, other than for Good Reason as defined in the Employment Agreement, the repatriation benefits listed in Section 5 will not be paid. Additionally, if you terminate this international assignment before the end of the assignment period, other than for Good Reason as defined in the Employment Agreement, you will be responsible for any costs incurred by the Company on your behalf from the termination date forward, including, but not limited to, fees for breaking a property lease, utility contracts, furniture rental, school tuition, etc.

6.3 Termination for Cause

If your employment with the Company should be terminated because of your misconduct, breach of the terms and conditions of the Employment Agreement, violation of the Company policy and procedure, or failure to abide by local laws, all benefits included in this offer will immediately cease without notice. In addition, the Company will not be obligated to provide return trip transportation to your FSOP, or reimburse any other expenses incurred, unless required by law.

Denial by the appropriate governmental authority in the assignment location to grant the appropriate work authorization for you to work and carry out the duties and functions of this position, may result in termination of the assignment outlined in this Letter.

7. ACCEPTANCE

You hereby acknowledge that a temporary international assignment and a temporary residence in a foreign location are a privilege and expressly agree to comply with all local laws, as well as all Rosetta Stone policies including, but not limited to, those described in Rosetta Stone’s “Code of Ethics and Business Conduct,” and the applicable policies of the host entity. You also understand and agree that failure to abide by such laws and policies is grounds for termination by the Company as stated in Section 6.3, Termination for Cause.

The terms and conditions of this Letter, if accepted by you, will embody the terms and conditions of your international assignment, and will supersede any and all previous representations, offers, discussions, or agreements, other than any written agreements stated herein, and other written agreements between you and the Company, including, but not limited to, the Employment Agreement and Rosetta Stone’s “Code of Ethics and Business Conduct.”.

Furthermore, nothing in this letter is intended to alter your existing employment with the Company other than as specifically stated herein. This Letter shall not create a contract of employment or a guarantee of present or future employment for any length of time. The Letter simply seeks to confirm the conditions that pertain to your international assignment.  Any allowances and benefits provided in this Letter are unique to the assignment, and shall cease upon the termination of the assignment.

This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, USA, without regard to its conflicts of law provisions.

To indicate your acceptance of this assignment, please sign, date and return the original of this letter and retain a copy for your records within one (1) week of receiving this letter.

If you have any questions about this assignment, please contact Veronica Yarbray in Human Resources.

Congratulations! We look forward to your continued success.

Sincerely,

/s/ Michaela Oliver

Michaela Oliver, Human Resources

SIGNED AND AGREED:

/s/ Pragnesh Shah

Employee (Name and job title):   Pragnesh Shah ,   President, Global Consumer

Date: June 18, 2012